Exhibit 10.2

PROMISSORY NOTE

$6,000,000.00	Denver, Colorado

September 30, 2024

FOR VALUE RECEIVED, the undersigned ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., a Colorado corporation (“Borrower”) promises to pay to the order of RMC Credit Facility, LLC, a Colorado limited liability company (“Lender”) at its office at 5050 Factory Shops Blvd #437, Castle Rock, CO 80108, or at such other place as the holder hereof may designate, including by wire transfer, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Dollars ($6,000,000.00) (the “Principal Amount”), together with interest thereon, to be computed as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Promissory Note (the “Note”) shall have the meaning set forth at the place defined:

(a)    “Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, between Borrower and Lender.

(b)    “Deed of Trust” means that certain Deed of Trust dated as of the date hereof among Borrower, Lender, and the Trustee (as defined therein) party thereto for properties in La Plata County, Colorado.

(c)    “Federal Reserve Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(d)    “Loan Documents” means this the Credit Agreement, this Note, the Deed of Trust, and each other promissory note, contract, instrument, and other document required thereby at any time hereafter delivered to Lender in connection herewith.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum equal to twelve percent (12%). Lender is hereby authorized to note the date, principal amount and interest rate applicable to this Note and any payments made thereon on Lender’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. The Lender shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Lender to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Lender shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note.

(b)    Default Interest. Lender shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note (i) from and after the maturity date of this Note; (ii) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default hereunder or under any of the other Loan Documents.

BORROWING AND REPAYMENT:

(a)    Repayment of Principal. The unpaid principal balance of this Note at any time shall be the total amount advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note and all accrued and unpaid interest thereon, and all fees costs, expenses and other charges owing, due, or payable hereunder, if any, shall be due and payable in full, and this Note shall mature, if not earlier paid, on September 30, 2027 (the “Maturity Date”).

(b)    Payment of Interest. Interest accrued on this Note shall be payable in cash, in arrears on the last day of each month, commencing October 31, 2024, and running through the Maturity Date.

(c)    Application of Payments. Each payment made on this Note shall be credited first, to any fees and costs due and owing to the Lender, second, to any interest then due, and third, to the outstanding principal balance hereof.

PAYMENTS:

If any payment of principal or interest to be made pursuant to this Note other than a prepayment or a payment due on the maturity date of this Note, shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

PREPAYMENT:

Except as set forth herein, Borrower may not partially or wholly repay the outstanding principal amount prior to the Maturity Date.

(a)    On or after the date that is thirteen months after the date of this Note, Borrower may partially or wholly repay the outstanding Principal Amount, provided that, in the event Borrower prepays an amount greater than $2,000,000 (the “Permitted Prepayment Amount”), Borrower shall pay to Lender, as a prepayment penalty and not a reduction in the outstanding principal amount, an amount equal to the product of ten percent (10%) multiplied by the amount by which such prepayment exceeds the Permitted Prepayment Amount.

(b)    On or after the date that is twenty-five months after the date of this Note, Borrower may partially or wholly repay the outstanding Principal Amount, provided that, in the event Borrower prepays an amount greater than an additional $2,000,000, Borrower shall pay to Lender, as a prepayment penalty and not a reduction in the outstanding principal amount, an amount equal to the product of ten percent (10%) multiplied by the amount by which such prepayment exceeds the additional Permitted Prepayment Amount.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement and the other Loan Documents. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement or the other Loan Documents, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)    Remedies. To the extent permitted by the Loan Documents, upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

(b)    Obligations Joint and Several. Should more than one entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)    Governing Law. This Note shall be governed by and construed in accordance with the laws of Colorado without reference to the conflicts of law or choice of law principles thereof.

(d)    Effective Date. The effective date of this Note shall be the date that Lender has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Lender’s satisfaction. Notwithstanding the occurrence of the effective date of this Note, Lender shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Lender’s satisfaction.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:  /s/ Jeffrey R. Geygan

Jeffrey R. Geygan, CEO

By: /s/ Carrie E. Cass

Carrie E. Cass, CFO